EXHIBIT 10.13

Omega Flex, Inc.

2006 Phantom Stock Plan

451 Creamery Way, Exton, Pennsylvania, 19341 • Tel: (610) 524-7272 • Fax: (610) 524 8983•

Omega Flex, Inc.

2006 PHANTOM STOCK PLAN

ARTICLE 1 – PURPOSE

The purpose of Omega Flex, Inc. 2006 Phantom Stock Plan is to retain the services of a select group of employees as well as the services of certain directors of Omega Flex, Inc. and its subsidiaries to motivate them to contribute to the growth and profits of the Company. This Plan is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted in a manner consistent with that intention.

ARTICLE 2 – DEFINITIONS

As used herein, the following terms shall have the meaning specified below unless the context clearly indicates to the contrary:

"Beneficiary" shall mean any person or persons (including, without limitation, the trustees of any testamentary or inter vivos trust), as designated from time to time in writing pursuant to Article 5, to whom any benefits may be payable upon the death of a Participant.

"Cause" shall mean any of the following acts or omissions on the part of the Participant:

(i)	dishonesty or fraud resulting in damage to the business of the Company;
(ii)	embezzlement or theft of assets of the Company;
(iii)	breach of the representations, warranties or obligations of Participant in any employment, or other agreement between the Company and any such Participant;
(iv)	conviction or plea of guilty or nolo contendere to a felony resulting in damage to the business of the Company; or
(v)

failure by any Participant to perform the Participant’s employment, other duties to the best of the Participant’s abilities, or willful failure to carry out the lawful and proper directions of the President or the Board of Directors of the Company.

"Committee" shall mean the Compensation Committee of the Board of Directors of Omega Flex, Inc.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

"Company" shall mean Omega Flex, Inc., including any Subsidiary thereof, and any successor or successors thereto.

"Disabled" shall mean that a Participant is entitled to disability benefits under the Company’s group disability insurance plan (or would be so entitled if the Participant was a participant in such plan).

"Grant Date" shall mean the effective date on which the Committee grants Phantom Stock to a Participant.

"Grant Price" shall mean the price of a unit of Phantom Stock as determined by the Committee on the Grant Date. This amount shall be provided for in the Plan Agreement.

"Maturity Date" shall mean the date on which a Participant's vested Phantom Stock grants are deemed to mature, which shall be the date set forth in the Plan Agreement; provided however that in no event shall the Maturity Date be a date prior to the date when all of the Phantom Stock units granted in the Plan Agreement are scheduled to become fully vested.

"Maturity Price" shall mean, except as otherwise provided in Section 4.3(b), the Value of a unit of Phantom Stock on the Maturity Date.

“Omega Common Stock” shall mean the common stock of Omega Flex, Inc.

"Participant" shall mean an officer, employee or director who has been selected by the Committee to participate in the Plan and who executes and returns to the Committee the Plan Agreement. Any officer, employee or director of a Subsidiary shall also be eligible to participate in the Plan, subject to the selection and approval by the Company’s management and the Committee.

"Phantom Stock" shall mean units designated by the Company which represent a contractual right to payment of certain compensation in the future based on the value of the shares of the of Omega Common Stock. Phantom Stock units are not shares of the Omega Common Stock or the assets of Omega Flex, Inc., nor does the Phantom Stock provide any rights to obtain ownership of any shares of the Omega Common Stock, or to exercise any rights incident to ownership of the Omega Common Stock.

"Phantom Stock - Appreciation Only" shall mean a contractual right to receive the appreciation in the Value of a unit of Phantom Stock pursuant to the Plan and the applicable Plan Agreement.

“Phantom Stock – Full Value” shall mean a form of Phantom Stock wherein the Participant receives a contractual right to receive the entire Value of a unit of Phantom Stock pursuant to the Plan.

"Plan" shall mean Omega Flex, Inc. 2006 Phantom Stock Plan.

"Plan Agreement" shall mean one or more written agreements, as may be amended from time to time, which is entered into by and between the Company and a Participant. The terms of any Plan Agreement may not vary any of the terms set forth in the Plan.

"Service" shall mean the performance of services for the Company as an employee, director, and/or consultant, as determined by the Committee in its sole discretion. If a Participant transfers between the Company and another affiliated entity, then the Committee, in its sole discretion, shall decide whether Service has been terminated; provided that no termination of Service will be deemed to have occurred unless it constitutes a “separation from service” within the meaning of Code Section 409A and regulations thereunder.

“Subsidiary” shall mean any corporation, company, partnership or other business organization in which Omega Flex, Inc. has a direct or indirect controlling equity interest.

"Value" of a unit of Phantom Stock for any given date shall be equal to the closing price on that date of the Omega Common Stock as listed on a national exchange or quoted on a national automated quotation system. If the Omega Common Stock is not listed on a national exchange or national automated quotation system, then the "Value" of a unit of Phantom Stock shall be determined by the Committee and the Participants shall not have any right to challenge the Committee's determination.

ARTICLE 3 – ELIGIBILITY, GRANT AND VESTING

3.1                      Eligibility/Grant. Participation in the Plan shall be limited to a select group of officers, employees, and directors, of the Company. The Company’s President may recommend to the Committee officers or employees of the Company, and the Compensation Committee may recommend to the Board one or more directors of the Company, that may participate in the Plan. The grant of Phantom Stock to any recommended individual employee will be at the sole and exclusive discretion of the Compensation Committee, and the grant of Phantom Stock to any recommended director will be at the sole and exclusive discretion of the Board of Directors. The recommendation that all members of the Board of Directors participate in the Plan will not be deemed to constitute a conflict of interest prohibiting any director to vote upon such recommendation.

3.2        Phantom Stock Units. The Committee authorizes the issuance of 1,000,000 Phantom Stock units under this Plan, subject to adjustment as provided in Section 0. Previously issued Phantom Stock units which are forfeited under the terms of this Plan shall be added back to the number of authorized but unissued Phantom Stock units, and may be subsequently granted to a Participant under this Plan.

3.3        Plan Agreement. Each Participant who receives Phantom Stock shall receive a Plan Agreement. As a condition to the effectiveness of the grant, the Participant shall acknowledge and agree to be bound by the terms, conditions, and restrictions of the Plan by signing a copy of the Plan Agreement. The Participant shall be entitled to benefits, if any, in accordance with the Participant's Plan Agreement and this Plan. In the event of any conflict between the terms of this Plan and a Plan Agreement, the terms of this Plan shall be controlling. The Plan Agreement will set forth the following terms of the grant:

(a)          The number of Phantom Stock units, and whether the Phantom Stock units are Appreciation Only or Full Value;

(b)	the Grant Date;
(c)	the Grant Price; and
(d)	the vesting schedule.

3.4          Grant Price. Each Agreement shall state the Grant Price of the Phantom Stock unit. The Grant Price shall be fixed by the Committee in the exercise of its sole discretion, but in no event shall the Grant Price be less than the closing price of a share of the Company’s common stock at the Grant Date, or if there is no closing price available on the Grant Date, then the closing price of the Company’s common stock on the first day immediately prior to the Grant Date for which the closing price is available.

3.5        Vesting. The Participant shall have no rights to any payments with respect to the Participant's Phantom Stock until the units of the Phantom Stock have vested. The vesting schedule for each grant of Phantom Stock shall be specified by the Committee at the time of grant and will be set forth in the Participant's Plan Agreement. Except as provided in Section 0, any grants of Phantom Stock shall be conditioned upon the continuous Service of the Participant during the vesting period, and if the Participant’s Service is terminated during the vesting period, the Participant's unvested Phantom Stock units shall terminate and become forfeited on such date. If no vesting schedule is specified at the time of grant, the Phantom Stock shall vest according to the following schedule:

Number of Years Following Grant Date	Percentage of Phantom Stock to Vest
1	33%
2	and an additional 33%
3	and an additional 34%

3.6          Acceleration of Vesting. The Participant’s Phantom Stock units shall be fully vested if the Participant’s Service with the Company is terminated by reason of the Participant’s death or Disability, provided, that the Participant’s Service with the Company was continuous for 1 year prior to such death or Disability. The Participant’s vested Phantom Stock units shall be paid as set forth in Section 0, below.

3.7          Rights as a Shareholder. With respect to any issued Phantom Stock units, a Participant shall have no rights as a shareholder of Omega Flex, Inc. (whether in terms of voting at meetings of the shareholders, or sharing in the payment of any dividend or distribution), nor shall a Participant obtain any rights to acquire shares of the Omega Common Stock in the future. Except as provided in Section 0, no rights shall accrue to a Participant and no adjustments shall be made to the Participant’s outstanding Phantom Stock units on account of dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights declared on, or created in, the Omega Common Stock.

ARTICLE 4 – BENEFITS

4.1          Entitlement to Benefits (Maturity). The Participant's vested Phantom Stock units shall mature on the Maturity Date. If no Maturity Date is specified in the Plan Agreement, then the Maturity Date shall be on the date that is one year after the date on which all of the Phantom Stock units granted under a Plan Agreement are scheduled to be fully vested. The Company shall pay to the Participant the amount provided for in Section 4.3 below for such vested Phantom Stock units within 60 days of the earlier to occur of: (i) the Maturity Date; or (ii) the date on which the Participant’s Service terminates for any reason other than Cause; provided, if the Participant is a “specified employee” (as described in Section 409A of the Code and Treasury regulations promulgated thereunder), then the Company shall pay to the Participant the amount provided for in Section 4.3 below (determined as of the date of termination) for the vested Phantom Stock units on the date 6 months and one day after the Participant’s Service terminates (or, if earlier, the date of the Participant’s death). Any unvested Phantom Stock units shall terminate and become forfeited on the date of the Participant’s termination of Service with the Company in accordance with Section 3.5.

4.2          Termination of Service for Cause. If the Company terminates the Participant's Service for Cause, then all vested and unvested Phantom Stock units shall terminate and become forfeited as of the date of termination of Service and the Participant shall not be entitled to receive any amount for such Phantom Stock units. Prior to the forfeiture of any vested Phantom Stock units due to a termination for Cause for reasons set forth in clause (v) of Article 2, the circumstances and rationale for such termination shall be submitted by the Company to the Committee for review and approval at the discretion of the Committee. Such review by the Committee shall only be for the purposes of relating to the Plan, and shall not affect the employment or service relationship between the Company and any Participant.

4.3          Payment Amount. (a) For each vested Phantom Stock unit that is outstanding on the Maturity Date, the Participant shall be entitled to receive an amount based on the following formulas:

(i) Appreciation Only Shares: Vested Phantom Stock units multiplied by the Maturity Price as of the Maturity Date, less the Grant Price of the Phantom Stock units.

(ii) Full Value Shares: Vested Phantom Stock units multiplied by the Maturity Price as of the Maturity Date.

(b) For each vested Phantom Stock unit that is outstanding on the date of Participant’s termination of Service with the Company for reasons other than for Cause, the Maturity Price of such Phantom Stock units shall be the closing price of the Omega Common Stock on the date of Participant’s termination of Service, or if the closing price is not available on that date, the latest date prior to Participant’s termination of Service for which the closing price is available.

(c) In accordance with Section 6.13, any payments made with respect to Phantom Stock units shall be subject to withholding as may be required by applicable law or regulation, or the Company’s employee benefit plans.

ARTICLE 5 – BENEFICIARY

5.1          Designation. At the time participation in the Plan commences, or at any later date, each Participant shall designate on a form satisfactory to the Committee one or more Beneficiaries to receive any benefits which may become payable hereunder in the event of his or her death (Beneficiary Designation). A Participant may change any such Beneficiary at any time prior to his or her death upon written notice to the Committee.

5.2          Multiple Beneficiary Designations. If the Participant shall have made more than one Beneficiary Designation, the Beneficiary Designation most recently filed with the Committee prior to the time of the Participant's death shall govern.

5.3          Participant's Obligation. All Participants and Beneficiaries shall have the obligation to keep the Committee informed of their current address until such time as all benefits due have been paid.

5.4          No Beneficiary Designation. If any amounts under the Plan become payable following a Participant's death at a time when no Beneficiary Designation is applicable or when no Beneficiary is in existence, such payments shall be made in a lump sum to such Participant's surviving spouse, or if none, such amounts shall be paid to such Participant's estate.

ARTICLE 6 – MISCELLANEOUS

6.1          Amendment and Termination. The Committee reserves the right to amend or to terminate this Plan and Plan Agreements at any time; provided, however, that no such action shall reduce the benefits that the Participant earned prior to the date of any such amendment or termination.

Notwithstanding any other provision of the Plan or any Plan Agreement to the contrary, the Committee may, in good faith, amend the Plan or any Plan Agreement without Participant consent to the extent necessary, appropriate or desirable to comply with the requirements under Section 409A of the Code or to prevent the Participant from being subject to any additional tax or penalty under Section 409A of the Code, while maintaining to the maximum extent practicable the original intent of the Plan and the Plan Agreement. Notwithstanding the foregoing, neither the Company nor the Committee shall be liable to any Participant if such Participant’s Phantom Stock units are subject to Section 409A of the Code, or the Participant otherwise is subject to any additional tax or penalty under Section 409A of the Code.

6.2        Rights to Terminate Service. Nothing in the Plan or in any Plan Agreement shall confer upon any Participant the right to continue in the Service of the Company or affect any right the Company may have to terminate the Service of such person.

6.3          Benefits not Transferable. Except as otherwise provided in Section 4.3(c), the rights and benefits under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by any Participant or Beneficiary. Benefits under this Plan shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any Participant or any Beneficiary, nor may the same be subject to attachment or seizure by any creditor of any Participant or any Beneficiary under any circumstances. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Phantom Stock units or of any right or privilege conferred by this Plan contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred by this Plan, such Phantom Stock units shall thereupon terminate and become forfeited.

6.4          Source of Funds. Amounts payable to a Participant under this Plan shall be from the general funds of the Company. No special or separate fund shall be established, and no other segregation of assets shall be made to assure payout of benefits under the Plan. No Participant shall have any interest in any property or assets of the Company and the rights of Participants to unpaid amounts under the Plan shall be solely those of an unsecured creditor of the Company.

6.5          Plan Administration. The Plan shall be administered by, and in the sole discretion of, the Committee. The Committee may delegate all or some of its responsibilities under the Plan to one or more individuals, who may not be Participants under the Plan. The Committee may establish such rules and regulations as it deems necessary or desirable, make amendments in a manner consistent with Section 6.1 above, interpret the Plan and Plan Agreements, make factual findings and determinations, and otherwise make all determinations and take such action in connection with the Plan as it, in its sole discretion, deems appropriate. The decisions of the Committee shall be final, conclusive and binding upon all parties and the Committee shall not be liable for any action or determination made in good faith with respect to the Plan or any Plan Agreement. The Committee and each person to whom duties and responsibilities have been delegated shall be indemnified and held harmless by the Company against all claims, demands, damages, costs, liabilities, fines, and penalties, and all expenses reasonably incurred by or imposed upon such individuals (including but not limited to reasonable attorneys' fees) which arise as a result of actions or failure to act in connection with the operation and administration of the Plan.

6.6	Determination of Benefits

(a)            General. The Committee may require any person claiming benefits under the Plan (“Claimant”) to submit an application therefor in writing to the Claims Administrator, together with such other documents and information as the Committee may require.

(b)          Claims. Claims for benefits, benefit determinations, appeals and reviews of any adverse benefit determination and all associated notifications shall, at a minimum, comply with Section 503 of ERISA and the applicable provisions of 29 C.F.R. § 2560.503-1 (“ERISA Regulations”).

(c)        Claims Administrator. The Claims Administrator shall be designated by the Committee. The Committee reserves the right to change the Claims Administrator from time to time and to designate a special Claims Administrator when deemed necessary to avoid a conflict of interest.

(d)          Notification of Benefit Determination. The Claims Administrator will notify the Claimant of a benefit determination in writing within a reasonable time. Notification that a claim is wholly or partially denied will normally be given no later than 90 days after receipt of the claim. The notice shall (1) specify the reasons for the adverse decision, (2) refer to the specific provisions of the Plan on which the decision is based, (3) describe any additional material necessary to complete the claim and the reasons that such material is necessary, (4) describe the appeal and review procedures and the applicable time limits, and (5) inform the Claimant of the right to bring the matter to binding arbitration in accordance with Section 6.9 following review. Should special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the expiration of the initial ninety-day period. The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered. In no event shall the period of the extension exceed ninety days from the end of the initial ninety-day period. Claims not acted upon within the time prescribed herein shall be deemed denied for purposes of proceeding to the review stage.

(e)        Review. A Claimant is entitled to have an adverse benefit determination reviewed by the Committee or its designee (the “Named Fiduciary”). The request for review must be in writing and filed with the Claims Administrator no later than 60 days following the Claimant’s receipt of the adverse determination. The Claimant may submit written comments and other information and documents relating to the claim, and have reasonable access to and receive copies of all documents and information relevant to the claim. The Claimant may request a hearing. The Claims Administrator will promptly forward the request for review and the claim file to the Named Fiduciary. The decision of the Named Fiduciary shall be made promptly, and not later than sixty days after the Named Fiduciary’s receipt of a request for review, unless special circumstances require an extension of time for processing. In such a case, a decision shall be rendered as soon as possible, but not later than one hundred twenty days after receipt of the request for review.

(f)          Named Fiduciary. The Named Fiduciary shall not be the Claims Administrator nor subordinate to the Claims Administrator. The Committee reserves the right to change the Named Fiduciary from time to time, and to designate a special Named Fiduciary for appeals when deemed necessary.

(g)         Review Procedure. The Named Fiduciary has the discretion to decide all questions regarding relevance and reasonable access. In addition, the Named Fiduciary has the discretion as to whether a hearing shall be held. The Named Fiduciary will afford no deference to the Claims Administrator’s decision, and will insure a full and fair review de novo.

(h)        Notification of Benefit Determination on Review. The Named Fiduciary’s decision will be in writing and sent to the Claims Administrator. The Claims Administrator will then notify the Claimant either by hand delivery or by first class mail within a reasonable time, and normally not later than 60 days after receipt of the claim for review. If the Named Fiduciary issues an adverse benefit decision to the Claimant, the decision shall (1) specify the reasons for the decision, (2) refer to specific plan provisions on which the decision was based, (3) inform the Claimant of the right to review all information reviewed by the Named Fiduciary, even information not relied on in making the decision, and (4) inform the Claimant of the right to bring the matter to binding arbitration in accordance with Section 6.9].

(i)           Exhaustion of Remedies. No legal action for benefits under the Plan may be brought unless and until the Claimant has exhausted his remedies under this Section 6.6.

6.7	Capital Structure Adjustments.

(a)          In the event of a change in the form of entity, recapitalization, reorganization, merger, consolidation, separation, financing, or like change in the organizational or capital structure of the Company, the Committee shall make such changes to the Plan and/or Plan Agreement(s) as the Committee deems appropriate. These changes may include, but are not limited to, changes to the definition of "Value" and "Company", or changes to the number of Phantom Stock units granted to any one or more Participants. The Committee's determination shall be final, binding, and conclusive. The Committee shall interpret this section in a manner it believes (in its discretion) to be consistent with the intent to place Participants in substantially the same economic position as they would have had in the absence of such an organizational or capital structure change.

(b)          The Plan shall not affect, in any way, the right or power of the Company to make adjustments, re-classifications, reorganizations, or changes of its capital or business structures, to make distributions to its shareholders, or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets.

6.8          Satisfaction of Claims. Any payment to a Participant or Beneficiary or the legal representative of either, in accordance with the terms of this Plan and the applicable Plan Agreement shall to the extent thereof be in full satisfaction of all claims such person may have against the Company. The Committee may require such payee, as a condition to such payment, to execute a receipt and release therefore in such form as shall be determined by the Committee.

6.9          Governing Law/Arbitration. The Plan shall be construed, administered, and governed in all respects in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws or choice of law provisions or principles. In the event any claim or controversy arises under or concerning any provision of this Plan, such claim or controversy shall be settled by binding arbitration. The arbitration proceedings will be conducted in Philadelphia, Pennsylvania in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. Each Participant and the Company mutually agree that notwithstanding the rules of the arbitral body, that (a) any arbitration shall be presided over by a neutral arbitrator who shall have been admitted to the practice of law, and be in good standing or on retirement status in any one state of the United States, (b) the arbitrator shall base his/her decision on the facts as presented into evidence, and in accordance with the laws of the jurisdiction chosen by the parties under this Plan, (c) the arbitrator shall prepare a written memorandum of decision setting forth the findings of fact and conclusions of law, and (d) in the course of performing his/her duties hereunder and in rendering his/her decision, the arbitrator shall have no power or authority to add to, delete from, or otherwise modify this Plan, or any term, condition, covenant, representation, warranty, or provision contained herein. The decision of the arbitrator shall be final, and judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction. Any claim for relief made under this Plan shall be made within one (1) year from the date upon which the party claiming relief knew or should have known of the cause of action constituting such claim. The arbitrator may award monetary damages to the prevailing party only for actual damages, but may not award punitive, consequential, special or incidental damages as between the parties.

6.10       Captions. The captions of this Plan are descriptive only and do not affect the intent or interpretation of the Plan.

6.11       Severability. The invalidity or unenforceability of any provision or portion thereof of this Plan shall not affect the validity or enforceability of any other provision or portion thereof.

6.12       Notices. Any notice required or permitted to be given hereunder shall be in writing sent by either personal delivery, overnight delivery, or United States, registered or certified mail, return receipt requested, all of which shall be properly addressed with postage or delivery charges prepaid, to the Committee or Participant or Beneficiary at their respective addresses listed below, or at such other addresses as either the Company or Participant or Beneficiary may hereafter designate to the other in writing:

To the Committee:	Omega Flex, Inc.

c/o Legal Department

451 Creamery Way

Exton, PA 19341

To Participant:	See Plan Agreement

Notices sent by personal delivery shall be deemed given upon actual receipt. Notices sent by overnight delivery shall be deemed given on the next business day. Notices sent via United States registered or certified mail shall be deemed given two business days from mailing.

6.13       Withholding. Payments made under this Plan constitute compensation and the Company shall deduct from all such payments an amount sufficient to satisfy any federal, state, local and/or employment tax withholding requirements and may withhold any other sums as required by the Company’s employee benefit plans.

6.14       Effective Date and Term. This Plan shall be effective as of April 1, 2006 (the "Effective Date") and shall continue until terminated by the Committee.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer as of the Effective Date.

OMEGA FLEX, INC.

By:	_____________________________

Title: _____________________________